Exhibit 10.2

Alexza Pharmaceuticals, Inc.
ID: 77-0567768
Notice of Grant of Stock Options	2091 Stierlin Court
and Option Agreement	Mountain View, CA 94043

[Name]	Option Number:	[Number]
[Address]	Plan:	2005
Effective [Date], you have been granted a(n) [Incentive Stock Option]/[Nonstatutory Stock Option] to buy [Number of Shares] shares of Alexza Pharmaceuticals, Inc. (the Company) stock at $[Exercise Price] per share.
The total option price of the shares granted is $[Total Exercise Price].
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Alexza Pharmaceuticals, Inc.	Date

[Name]	Date

Date:	[Date]
Time:	[Time]